EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FIRST QUARTER FISCAL YEAR 2023 RESULTS

TULSA, OK, July 6, 2022—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports financial results for the first quarter for fiscal year 2023.

First Quarter Highlights Compared to the Prior Year First Quarter

●	Net revenues of $23.2 million, a decrease of $17.6 million, or 43.1%, compared to $40.8 million.

●	Average active UBAM sales consultants totaled 32,200 compared to 55,100.

●	Earnings before income taxes were $0.3 million, a decrease of $4.4 million, or 93.6%, compared to $4.7 million.

●	Net earnings totaled $0.2 million, compared to $3.4 million, a decrease of $3.2 million, or 94.1%.

●	Earnings per share totaled $0.03, compared to $0.41, down 92.7% on a fully diluted basis.

“We remain focused on managing our costs while adjusting to recent changes in volume levels in terms of net revenues and average number of consultants. Although the nature of the pandemic has created much volatility in comparing our first quarter numbers, I am pleased that we have continued to remain profitable. During this first quarter of fiscal 2023, demand for children’s books was negatively impacted by reduced disposable income resulting from record inflation. Although we see continued sales pressure from inflation, historically inflationary pressures have bolstered our UBAM divisions’ active consultant count as more families look for non-traditional income streams to offset their rising expenses. We are working diligently to promote the awareness of UBAM’s business opportunity to increase our overall active consultant levels,” stated Craig White, President and CEO of Educational Development Corporation.

Mr. White continued, “At the end of the first quarter we still have increased inventory levels from the ramp up in demand generated from the COVID-19 pandemic. We continue to expect to sell down our inventory to more normalized levels throughout the remainder of fiscal 2023. Naturally, as we also expect to see an increase in sales consultants in this inflationary time, turning our inventory into cash and bringing down our short-term borrowings could come faster.”

Due to the significant positive impact of the COVID-19 pandemic on our business in previous years, we are providing the additional table below to show pre-COVID, COVID impacted and current financial results for the fiscal first quarter:

	Pre-COVID	COVID Impacted	COVID Impacted	Current Year
Period	Q1 FY 2020	Q1 FY 2021	Q1 FY 2022	Q1 FY 2023
Average # of Consultants	31,600	33,100	55,100	32,200
Net Revenues	27,587,400	38,291,700	40,807,900	23,160,900
Net Earnings	1,363,600	1,931,100	3,438,100	215,800
After tax profit %	4.9%	5.0%	8.4%	0.9%

Mr. White continued, “Sales from our UBAM division continue to be driven by our active consultant count. UBAM net revenues for our fiscal 2023 first quarter totaled $20.0 million.”

“Gross sales from our Publishing division totaled $6.6 million for the current quarter compared to $6.9 million for the same quarter a year ago. Net revenues totaled $3.1 million for the quarter compared to $3.2 million for the same quarter a year ago. We continue to experience strong sales with existing customers and have success adding new customers through the hard work of our Publishing sales team.”

“During the first quarter of fiscal year 2023, we generated $0.3 million of pretax profits, approximately 1.2% of net revenues.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended May 31,
	2022	2021

NET REVENUES	$23,160,900	$40,807,900

EARNINGS BEFORE INCOME TAXES	285,300	4,660,600

INCOME TAXES	69,500	1,222,500
NET EARNINGS	$215,800	$3,438,100

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$0.03	$0.43
Diluted	$0.03	$0.41

DIVIDENDS PER SHARE	$-	$0.10

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	8,086,427	8,029,264
Diluted	8,473,610	8,481,980

EDC will host its First Quarter Fiscal 2023 Earnings Call, including a live Q&A webcast, on Wednesday, July 6, 2022 at 4:00 PM CT (5:00 PM ET). Craig White, Chief Executive Officer and President, Heather Cobb, Chief Sales and Marketing Officer, Dan O’Keefe, Chief Financial Officer and Secretary, and Randall White, Executive Chairman, will present the Company’s first quarter results and be available for questions following the presentation. Phone lines for participants will be available at (800) 207-0148. The participant passcode is 219367. Audio replays will be available following the event www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States Multi-Level Marketing distributor of Usborne Publishing Limited (“Usborne”) children’s books and the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains almost 2,000 titles, with new additions semi-annually. Products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2022, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2022 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.